Exhibit 99.1

FOR IMMEDIATE RELEASE

Pamela M. Murphy

Vice President, Investor Relations/Corporate Communications

302/498-6944

Incyte Reports First Quarter 2010 Financial Results

•                  Completes patient enrollment for Phase III trials for INCB18424 for myelofibrosis

•                  Describes positive top-line Phase II results for INCB28050 for rheumatoid arthritis

•                  To receive $30 million from Lilly in connection with a milestone for its JAK1/JAK2 Inhibitor, INCB28050, and a $3 million milestone from Pfizer for its CCR2 Antagonist Program

Conference Call Scheduled Today at 8:30 a.m. ET

WILMINGTON, DE - May 6, 2010 — Incyte Corporation (Nasdaq:INCY) today reported first quarter 2010 financial results and provided an update on recent clinical accomplishments, including positive top-line results from an ongoing six-month, dose-ranging Phase II trial to evaluate INCB28050 in rheumatoid arthritis (RA) patients.

Paul A. Friedman, M.D., Incyte’s President and Chief Executive Officer, stated, “We have achieved positive three-month Phase II results for INCB28050, our oral JAK1/JAK2 inhibitor, for rheumatoid arthritis. The efficacy results from this study are very encouraging and compare favorably not only with marketed RA treatments, in particular biologics, but also with oral molecules in development.  We look forward to presenting the full six-month results from this trial at the American College of Rheumatology meeting in November.”

To preserve Incyte’s ability to present the final data from this study at the American College of Rheumatology (ACR) meeting, only top-line efficacy and safety results are being described at this time.  The three-month results from the ongoing six-month Phase II trial involving 125 rheumatoid arthritis patients considered to be inadequately controlled by any disease modifying anti-rheumatic drug (DMARD) therapy, including patients previously treated with biologics, are as follows:

•                  ACR(1) scores improved rapidly at all three INCB28050 once-daily doses evaluated, 4 mg, 7 mg and 10 mg

•                  All three doses were approximately equally effective after three months of therapy

•                  ACR20, 50 and 70 scores at 12 weeks of treatment with INCB28050 included response rates up to 60%, 36% and 16%, respectively.  ACR20, 50 and 70 scores for placebo treated patients were 32%, 13% and 3%, respectively, thus resulting in placebo-adjusted scores for all doses of INCB28050 that were similar to those seen with the best RA therapeutic options on the market and in development

•                  INCB28050 was as effective in patients previously treated with biologics (mostly anti-TNF therapies) as in patients previously treated only with traditional disease modifying anti-rheumatic drugs (mostly methotrexate)

•                  All doses of INCB28050 were well-tolerated

Summary of Safety Results(2)

INCB28050 was generally well tolerated in this study.  Nearly all adverse events were mild to moderate in intensity with frequency similar to that observed in patients treated with placebo.  The only serious adverse event in the study was an unrelated gastrointestinal bleed.  There were no cases of thrombocytopenia.  Hemoglobin and hematocrit levels remained steady in patients treated with 4 mg or 7 mg once daily while the 10 mg once daily dose showed a modest decrease over time.

Richard Levy, Incyte’s Executive Vice President, Chief Drug Development and Medical Officer, added, “Given the efficacy and safety seen with the lowest dose, 4 mg once-daily, it’s possible that even lower doses may be effective, suggesting that INCB28050 could provide a wide therapeutic window.”

Below is a summary of other recent accomplishments:

JAK1/JAK2 Inhibitor: INCB18424 (oral formulation) for Myelofibrosis (MF), Polycythemia Vera (PV) and Essential Thrombocythemia (ET)

•                  Completed patient enrollment of the Phase III MF registration trials, COMFORT-I and COMFORT- II.  Robust patient and physician interest in the U.S. and European Phase III trials lead to both studies exceeding our original enrollment projections.  The MF clinical program now includes over 680 MF patients of which approximately 455 have received INCB18424.

•                  Initiated discussions with the U.S. Food and Drug Administration (FDA) to confirm regulatory requirements for approval in patients with advanced PV considered refractory to hydroxyurea.

•                  Received notification that INCB18424 has been granted orphan drug designation by the FDA for the treatment of PV and the treatment of ET.  We received orphan drug designation for INCB18424 in the treatment of MF in September 2008.

JAK1/JAK2 Inhibitor: INCB18424 (topical formulation) for Psoriasis

•                  Positive results from a multi-center three-month Phase IIb trial comparing three once-daily doses of topical INCB18424 to vehicle in 200 patients with mild-to-moderate psoriasis were accepted for oral and poster presentations at the upcoming Society of Dermatology Meeting, May 5-8.(3)

Sheddase Inhibitor: INCB7839 for Breast Cancer

•                  Ongoing patient recruitment for a Phase I/II trial to determine the potential of INCB7839 in combination with trastuzumab (Herceptin®)-based regimens in HER2 positive breast cancer with advanced metastastic disease.

•                  Notification that INCB7839 will be the subject of a poster presentation at the 2010 ASCO Annual Meeting in June.  The abstract has also been selected for the Best of ASCO San Francisco Meeting in July.

cMET Inhibitor: INCB28060 for Solid Tumors

•                  Initiated Phase I/II trial in patients with solid tumors.

CCR2 Antagonist Program

•                  Under our Collaborative Research and License Agreement with Pfizer Inc. for our CCR2 antagonist program, in April 2010 we earned a $3 million milestone in connection with the initiation of a Phase I clinical trial.

(1) ACR American College of Rheumatology (ACR) score

(2) Safety and tolerability as measured by adverse events, vital signs, clinical laboratory tests and electrocardiography

(3) Copies of the poster and oral presentation will be available immediately after each session at:   www.incyte.com:

•                  Poster 261: Thursday, May 6, 2010 from 10:00 a.m. to 12:00 p.m.

•                  Concurrent Minisymposium 13, Category: Clinical Research and Therapeutics: May 8, 2010, 2:00 p.m. to 5:30 p.m.

First Quarter 2010 Financial Results

Cash Position

As of March 31, 2010, cash, short-term and long-term marketable securities totaled $422.3 million, excluding $56.5 million in restricted cash for an escrow account reserved for the first three years of interest payments on the 4.75% Convertible Senior Notes, compared to $473.9 million as of December 31, 2009. The Company used $43.0 million in cash and marketable securities during the first quarter of 2010, excluding $158.6 million used for the redemption of the remaining 3 1/2% Convertible Senior and Subordinated Notes, the $60 million milestone payment from Novartis for the initiation of the COMFORT II clinical trial and the $90 million upfront payment related to its collaborative agreement with Lilly.

Revenues

Total revenues for the quarter ended March 31, 2010 were $17.3 million as compared to $0.7 million for the same period in 2009.  The increase was primarily the result of revenues recognized under the Company’s collaborative agreements with Novartis and Lilly.

As a result of the $33 million in payments expected to be received in connection with milestones from Lilly and Pfizer, we are increasing our revenue guidance from $66 to $68 million to $99 to $101 million for 2010.

Net Loss

The net loss for the quarter ended March 31, 2010 was $35.7 million, or $0.30 per share, as compared to $40.0 million, or $0.41 per share, for the same period in 2009.  Included in the net loss for the quarter ended March 31, 2010 was a non-cash charge of $4.0 million or $0.03 per share related to the redemption of the 3 1/2% Convertible Senior and Subordinated Notes.

Also included in the net loss for the quarter ended March 31, 2010 was $3.1 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $3.4 million for the same period in 2009.

Operating Expenses

Research and development expenses for the quarter ended March 31, 2010 were $31.4 million as compared to $29.6 million for the same period last year. Included in research and development expenses for the quarter ended March 31, 2010 was $2.2 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options, as compared to $2.5 million for the same period in 2009.  The Company expects its research and development expenses to vary from quarter to quarter, primarily due to the timing of its clinical development activities.

Selling, general and administrative expenses for the quarter ended March 31, 2010 were $5.8 million as compared to $4.8 million for the same period last year. Increased selling, general and administrative expenses for the quarter ended March 31, 2010 reflected the Company’s initial sales and marketing activities for the potential commercialization of INCB18424 for myelofibrosis.  Also included in selling, general and administrative expenses for the quarter ended March 31, 2010 and 2009 was $0.9 million of non-cash expense related to the impact of expensing share-based payments, including employee stock options.

Interest Expense

Interest expense for the three months ended March 31, 2010 was $11.8 million as compared to $6.3 million for the comparable period last year.  Included in interest expense for the quarter ended March 31, 2010, was $0.5 million of non-cash charges to amortize the discount on the Company’s 3 1/2% Convertible Senior Notes as compared to $2.3 million for the same period in 2009. Also included in interest expense for the quarter ended March 31, 2010 was $4.8 million of non-cash charges to amortize the discount on the Company’s 4.75% Convertible Senior Notes.

Conference Call Information

Incyte will hold its first quarter 2010 financial results conference call this morning at 8:30 a.m. ET.  To access the conference call, please dial 877-407-8037 for domestic callers or 201-689-8037 for international callers. When prompted, provide the passcode, which is 349566.

If you are unable to participate, a replay of the conference call will be available for thirty days.  The replay dial-in number for the U.S. is 877-660-6853 and dial-in number for international callers is 201-612-7415. To access the replay you will need the conference account number 278 and the ID number 349566.

About Incyte

Incyte Corporation is a Wilmington, Delaware-based drug discovery and development company focused on developing proprietary small molecule drugs for oncology and inflammation.  Incyte’s most advanced compound, INCB18424, is in Phase III development for myelofibrosis. For additional information on Incyte, visit the Company’s web site at www.incyte.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements with respect to the top-line three-month results of INCB28050 comparing favorably with other marketed RA treatments and molecules in development, Incyte’s intent to present full six-month results for INCB28050 at the ACR meeting in November, the possibility that lower doses of INCB28050 may be effective and that INCB28050 could provide a wide therapeutic window, the presentation of results for topical INCB18424 for mild-to-moderate psoriasis at the Society of Dermatology Meeting in May, the poster presentation for INCB7839 at the 2010 ASCO Annual Meeting in June and Best of ASCO San Francisco Meeting in July, financial guidance about expected revenue and the expected variability of quarterly research and development expenses, are all forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the high degree of risk and uncertainty associated with drug development and clinical trials, the uncertainty associated with the regulatory approval processes, risks related to the timing of and patient enrollment in clinical trials, unanticipated developments in and risks related to the efficacy or safety of Incyte’s compounds in clinical trials, the results of further research and development, risks associated with Incyte’s dependence on its relationships with its collaboration partners, risks and uncertainties that may cause the parties not to achieve some or all of the commercial and developmental milestones set forth in the collaborative agreements, the risks related to market competition, and other risks detailed from time to time in Incyte’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2009. Incyte disclaims any intent or obligation to update these forward-looking statements.

INCYTE CORPORATION

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended March 31,
	2010	2009
Revenues:
Contract revenues	$16,737	$—
License and royalty revenues	551	671

Total revenues	17,288	671

Costs and expenses:
Research and development	31,439	29,587
Selling, general and administrative	5,794	4,821
Other expenses	(115)	509

Total costs and expenses	37,118	34,917

Loss from operations	(19,830)	(34,246)
Interest and other income (expense), net	195	548
Interest expense	(11,779)	(6,338)
Loss on debt redemption	(3,988)	—

Loss before income taxes	(35,402)	(40,036)

Provision for income taxes	327	—

Net loss	(35,729)	(40,036)

Basic and diluted net loss per share:	$(0.30)	$(0.41)

Shares used in computing basic and diluted net loss per share	119,727	97,340

INCYTE CORPORATION

Condensed Consolidated Balance Sheet Data

(in thousands)

	March 31, 2010	December 31, 2009

Cash, cash equivalents, and short-term and long-term marketable securities	$422,254	$473,931
Total assets	502,663	712,390
Convertible senior notes	261,408	308,059
Convertible subordinated notes	16,292	135,079
Total stockholders’ deficit	(114,413)	(102,384)